EXHIBIT 10.3

TEKNI-PLEX, INC.

2008 STOCK OPTION PLAN

FORM OF STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) dated as of ________ , 20__ between Tekni-Plex, Inc., a Delaware corporation (the “Company”), and ______________ (the “Optionee”).

W I T N E S S E T H:

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Grant of Stock Option.

(a)       The Company grants to the Optionee as of ________, 20__, (the “Date of Grant”) the right and option (the “Stock Option”) to purchase _______ shares of common stock of the Company, par value $0.01 per share (“Common Stock”) (such shares of Common Stock, the “Option Shares”), at the exercise price per share specified below. The Stock Option shall vest and become exercisable as to _____ Option Shares in accordance with Section 2(a) hereof (the “Service Options”), and the Stock Option shall vest and become exercisable as to the remaining _____ Option Shares in accordance with Section 2(b) hereof (the “Performance Options”).

(b)       The Exercise Price, being the price at which the Participant shall be entitled to purchase the Option Shares upon the exercise of all or any portion of the Stock Option, shall be (a) $_______ per share with respect to _______________ of the Service Options and ____________ of the Performance Options, and (b) $_____ per share with respect to ____________ of the Service Options and ____________ of the Performance Options.

(c)       Unless earlier terminated pursuant to the terms of this Agreement, the Stock Option shall expire on the tenth anniversary of the Date of Grant (the “Option Period”).

(d)       The provisions of the Tekni-Plex, Inc. 2008 Stock Option Plan (as amended, supplemented, or otherwise modified from time to time, the “Plan”) are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan (as defined below), and any capitalized terms not defined herein shall have the meaning set forth in the Plan.

(e)       The Stock Option is not intended to be treated as an “incentive stock option,” as such term is defined in Section 422 of the Code.

(f)        As a condition precedent to the Optionee’s exercise of the Stock Option pursuant to this Agreement, the Optionee shall execute the Stockholders’ Agreement and shall have all of the rights and obligations of a Stockholder described therein in respect of any shares of Common Stock that may be acquired by the Optionee pursuant to exercise of the Stock Option. Any shares of Common Stock purchased by the Optionee upon exercise of the Stock Option shall be subject to all terms of the Stockholders’ Agreement.

2.	Vesting of the Stock Option.

(a)       Service Options. Except as provided in Sections 2(d) and 4 hereof, twenty percent (20%) of the Service Options shall vest and become exercisable on each of ______, 20__, 20__, 20__, 20__, and 20__ subject to the Optionee’s continued employment with the Company or a Subsidiary on each such date. ___________ of the Service Options vesting on any such date pursuant to this Section 2(a) shall consist of those Service Options having an Exercise Price equal to $______ per share, and ____________ of the Service Options vesting on any such date pursuant to this Section 2(a) shall consist of those Service Options having an Exercise Price equal to $______ per share.

(b)       Performance Options. Except as may otherwise be provided herein, twenty percent (20%) of the Performance Options shall become vested and exercisable with respect to each of the fiscal years ending on or around June 30, 20__, 20__, 20__, 20__, and 20__, subject to the Optionee’s continued employment with the Company and its Affiliates on each such date, if and only if the Committee determines that the performance goal with respect to such year which shall be established annually by the Committee after consultation with the Optionee (each such performance goal, individually, a “Performance Goal” and collectively, the “Performance Goals”), has been attained by the Company; provided, that the Performance Options scheduled to vest for such fiscal year shall only become vested and exercisable on the “Determination Date” for such year (as defined below). For purposes of this Agreement, with respect to each fiscal year of the Company, the “Determination Date” shall mean the date on which the Committee determines that the Performance Goal for such year has been attained by the Company, which date shall be no later than 15 days following the date on which the Company’s audited financial statements with respect to such fiscal year are delivered to the Board. ___________ of the Performance Options vesting on any Determination Date shall consist of those Performance Options having an Exercise Price equal to $_____ per share, and ____________ of the Performance Options vesting on any Determination Date shall consist of those Performance Options having an Exercise Price equal to $_____ per share.

(c)       Notwithstanding the foregoing provisions of Section 2, subject to the Optionee’s continued employment with the Company and its Affiliates and except as may otherwise be provided in Sections 2(d) and 4 hereof, the Performance Options scheduled to vest with respect to any prior fiscal year that failed to vest pursuant to Section 2(b) hereof because the Performance Goal for that fiscal year was not attained, shall vest and become exercisable on the Determination Date for a later fiscal year if and only if the Committee determines that the Company has achieved the cumulative performance goal through the end of such later fiscal year, which shall be established annually by the Committee after consultation with the Optionee (the “Cumulative Performance Goal”).

(d)       Notwithstanding the foregoing provisions of Section 2, upon the consummation of a Change in Control, subject to the Optionee’s continued employment or service with the Company or any of its Subsidiaries on the date of such Change in Control, the entire unvested portion of the Stock Option shall become immediately vested and exercisable.

3.	Exercisability of the Stock Option.

(a)       The portion of the Stock Option as to which the Optionee is vested shall be exercisable by delivery to the Company of a written or electronic notice stating the number of whole shares of Common Stock to be purchased pursuant to this Agreement and accompanied by payment of the full purchase price of the shares of Common Stock to be purchased. Fractional share interests shall be disregarded for this purpose except they may be accumulated.

(b)       The Exercise Price shall be paid in cash (by certified check or wire transfer), shares of Common Stock previously owned by the Optionee having a Fair Market Value on the date of exercise equal to the Exercise Price, or by such other method as the Committee may allow, including without limitation: (A) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Stock Option and to deliver promptly to the Company an amount equal to the Exercise Price of the Stock Option or (B) by means of a “net exercise” procedure approved by the Committee.

(c)       The Stock Option may be exercised at any time or from time to time with respect to the portion thereof that is exercisable for the full amount of Common Stock subject thereto.

(d)       Each share of Common Stock purchased through the exercise of any portion of the Stock Option shall be paid for in full at the time of the exercise. The Stock Option shall cease to be exercisable as to any share of Common Stock when the Optionee purchases the share or when the Stock Option expires.

(e)       Subject to Section 5 below, the Stock Option may not be transferred by the Optionee except by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by the Optionee.

4.	Termination of Employment.

(a)       If the Optionee’s employment is terminated for any reason, the portion of the Stock Option, if any, which is unvested at the time of such termination will be forfeited and canceled in its entirety upon such termination of employment.

(b)       If the Optionee’s employment is terminated for any reason other than for Cause, death or Disability, the portion of the Stock Option, if any, which is or becomes exercisable at the time of such termination may be exercised prior to the earlier of (a) the expiration of the three month period which commences on the date of termination and (b) the expiration date of the Stock Option.

(c)        If the Optionee’s employment is terminated due to death or Disability, the portion of the Stock Option, if any, which is or becomes exercisable at the time of such termination may be exercised prior to the earlier of (a) the expiration of the twelve month period which commences on the date of termination and (b) the expiration date of the Stock Option. For purposes of this Agreement and with respect to the Stock Option granted hereby, the term “Disability” shall have the meaning set forth in the Plan.

(d)       If the Optionee’s employment is terminated by the Company for Cause, the Optionee’s entire Stock Option (whether or not vested) shall be forfeited and canceled in its entirety upon such termination of employment. For purposes of this Agreement and with respect to the Stock Option granted hereby, the term “Cause” shall have the meaning set forth in the Plan.

(e)       If the Optionee’s employment is terminated prior to an Initial Public Offering, the Company shall have the right (but not the obligation) (a “Repurchase Right”) within 180 days following such termination of employment to provide that all or any part of the vested portion of the Optionee’s Stock Option shall be automatically exercised on a cash-settled “stock appreciation right” basis, such that the Optionee shall receive a payment (a “Repurchase Payment”) in an amount equal to the excess, if any, of the Fair Market Value of the shares of Common Stock underlying the portion of the vested Stock Option with respect to which the Company is exercising its Repurchase Right minus the aggregate Exercise Price for such portion of the vested Stock Option (the “Spread”). The Participant shall receive any such Repurchase Payment within 30 days of the date the Company exercises the Repurchase Right. Fair Market Value shall be determined in good faith by the Committee on the date the Company exercises the Repurchase Right.

(f)        Nothing in this Agreement or the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate the Optionee’s employment or service at any time. The Optionee acknowledges that he was not induced to enter into this Agreement by expectation of employment, appointment or engagement, or continued employment, appointment or engagement, of such individual by the Company as an employee, executive officer or Consultant, as applicable.

5.	Nontransferability of the Stock Option.

Unless otherwise permitted by the Committee, the Stock Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6.	Rights as a Stockholder.

The Optionee or a transferee of the Stock Option shall have no rights as a stockholder with respect to any Option Share covered by such Stock Option unless, until and to the extent that (i) the Stock Option shall have been exercised pursuant to its terms and (ii) the Company shall have issued and delivered to the Optionee the Option Share underlying such Stock Option. Adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), or distribution of other rights made prior to such time, only as provided in the Plan or otherwise set forth herein. The Option Shares shall be subject to the terms and conditions set forth in the Stockholders’ Agreement.

7.	Adjustment in the Event of Changes in Capital Structure.

In order to prevent substantial enlargement or dilution of the Optionee’s rights in a manner inconsistent with the purposes of the Plan, the Committee may make certain equitable adjustments or substitutions as it deems necessary or appropriate to the Stock Option as provided for in the Plan, including without limitation Section 9 of the Plan. The Committee shall make such an adjustment or substitution, including without limitation the grant of dividend equivalents, in the event of an extraordinary cash dividend to any equity-holder, and all such adjustments and substitutions will be made in a manner that is designed to be compliant with Section 409A of the Code (i.e., for the purpose of preserving the Stock Option’s status as exempt from the requirements of Section 409A of the Code).

8.	Noncompetition and Nonsolicitation.

(a)       The Optionee agrees that the Optionee shall not, without the prior written consent of the Company:

(i)        while an employee of the Company and during the 12-month period following the termination of the Optionee’s employment for any reason (the “Restriction Period”), engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) within the United States that competes with the Company or its Subsidiaries (“Competitive Activities”); and

(ii)       while an employee of the Company and during the Restriction Period (A) solicit or offer employment to any employee of the Company or any of its Subsidiaries (or any former employee who was employed by the Company or any of its Subsidiaries within

6 months prior to the Optionee’s termination of employment); (B) attempt to induce any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; (C) solicit any existing customer or client of the Company or any of its Subsidiaries or any prospective customer or client whom the Company has made a formal presentation within 6 months prior to the Optionee’s termination of employment with the Company with a view to inducing such customer or client to enter into an agreement with a competitor, or (D) attempt to induce such customer or client or prospective customer or client to terminate its relationship with the Company or to not enter into a relationship with the Company.

(b)       The provisions of Section 8(a) shall not be deemed breached as a result of the Optionee’s passive ownership of: (i) less than an aggregate of 2% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as the Optionee does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange; or (ii) less than an aggregate of 5% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities.

(c)       If a final and non-appealable judicial determination is made that any of the provisions of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against the Optionee, the provisions of this Section 8 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 8(e), notwithstanding the fact that any provision of this Section 8 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of the Optionee’s breach of such provision.

(d)       If and to the extent the provisions of this Section 8, together with Sections 9 and 10 below, are inconsistent with any similar provisions governing noncompetition, nonsolicitation, confidentiality and nondisparagement in any employment, consulting or similar agreement between the Optionee and the Company or any of its Subsidiaries in effect on the Date of Grant, the provisions in this Agreement will govern.

(e)       If a final and non-appealable judicial determination is made that the Optionee has violated any of the restrictive covenants set forth above in this Section 8 or in Sections 9 and 10 below, in addition to any other remedy which may be available at law or in equity, the Stock Option shall be automatically forfeited effective as of the date on which such final and non-appealable judicial determination is made, and in the event that the Optionee has previously exercised all or any portion of the Stock Option during the twelve-month period preceding any such violation, the Optionee shall repay to the Company the Spread on the applicable date(s) of exercise. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Optionee shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Optionee’s breach of such restrictive covenants.

9.	Nondisclosure of Confidential Information.

(a)       The Optionee acknowledges that the Confidential Information obtained by the Optionee while employed by the Company is the property of the Company or its Subsidiaries, as applicable. Therefore, the Optionee agrees that the Optionee shall not disclose to any unauthorized Person or use for the Optionee’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Optionee’s acts or omissions in violation of this Agreement; provided, however, that if the Optionee receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, the Optionee shall promptly notify in writing the Company prior to making a disclosure of Confidential Information and the Optionee shall disclose only that portion of the Confidential Information which, based on the written advice of the Optionee’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (B) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)       For purposes of this Agreement, “Confidential Information” means information and data concerning the business or affairs of the Company and its Subsidiaries, including, without limitation, all business information which relates to the Company, its Subsidiaries, or their customers, or any other third parties in respect of which the Company or its Subsidiaries has a business relationship or owes a duty of confidentiality, or their respective businesses, and which is not known to the public generally other than as a result of the Optionee’s breach of this Agreement. Confidential Information will not include such information known to the Optionee prior to the Optionee’s involvement with the Company or its Subsidiaries or information rightfully obtained from a third party (other than pursuant to a breach by the Optionee of this Agreement). Without limiting the foregoing, the Optionee and the Company each agrees to keep confidential the existence of, and any information concerning, any dispute between the Optionee and the Company or its Subsidiaries, except that the Optionee and the Company each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

10.	Nondisparagement.

The Optionee shall not, whether in writing or orally, malign, denigrate or disparage the Company, its Subsidiaries or Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, statements that tend to portray any of the aforementioned parties in an unfavorable light.

11.	Payment of Transfer Taxes, Fees and Other Expenses.

The Optionee shall be solely responsible for taxes (including, without limitation, applicable federal, state, provincial, territorial, local or foreign income, social security, estate or excise taxes) that may be payable as a result of the Optionee’s participation in the Plan or as a result of the exercise of the Stock Option and/or the sale, disposition or transfer of any shares of Common Stock acquired upon the Optionee’s exercise of the Stock Option.

12.	Government and Other Regulations.

(a)       The Optionee understands that the neither the Stock Option nor the Option Shares have been, and may not be, registered under the Securities Act, and applicable state securities laws and, accordingly, the Stock Option is being granted to him only pursuant to exemptions from registration under the Securities Act and applicable state securities laws.

(b)       The Optionee represents and warrants that he is an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act or has been advised by the Company that the grant of the Stock Option to him is being made pursuant to Rule 701 under the Securities Act.

(c)       The Optionee understands and agrees that, unless the Company has filed a registration statement on Form S-8 (or successor or other applicable Form) under the Securities Act covering the Option Shares, any Option Shares he receives when he exercises the Stock Option will constitute “restricted securities” under the Securities Act and may not be pledged, re-offered or resold in the United States or to, or for the account or benefit of U.S. persons, except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. The Optionee, accordingly, agrees that all resales of Option Shares acquired upon exercise of the Stock Option may only be made (i) after the filing of a registration statement covering such Option Shares on a Form S-8 (or successor or other applicable Form), on whatever exchange in the United States such Option Shares may then be trading or (ii) if no such registration statement has been filed, only in accordance with and pursuant to an applicable exemption from registration under the Securities Act. Promptly following an Initial Public Offering, the Company shall register, or shall cause to be registered, on a Form S-8 (or successor or other applicable form) all shares of Common Stock acquired by the Optionee pursuant to the Plan.

13.	Taxes and Withholding.

As a condition of the exercise of the Stock Option, prior to the delivery of a certificate or certificates representing any share of Common Stock and immediately following the exercise of any Stock Option, the Optionee must pay to the Company in cash any amount that the Company determines it is required to withhold under any applicable and federal, state, provincial, territorial, local or foreign tax laws upon the exercise of such Stock Option and the transfer of such share of Common Stock; provided, that the Optionee may satisfy such withholding obligation by any other method permitted by the Committee. The Optionee and the Company hereby acknowledge that the Company and its Affiliates shall have the right and are authorized to withhold from any shares of Common Stock or other property deliverable under the Stock Option or from any compensation or other amounts owing to the Optionee the amount (in cash, Common Stock or other property) of any required tax withholding and payroll taxes in respect of a Stock Option, its exercise or any payment or transfer under this Agreement and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Optionee hereby acknowledges that the Company has recommended that the Optionee consult with a tax advisor before taking any action with respect to any award the Optionee receives under the Plan.

14.	Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Optionee: to Optionee personally or mailed to Optionee at his last       known address, as reflected in the Company’s records.

If to the Company:

1150 First Ave.

Suite 501

King of Prussia, Pennsylvania 19406

Attention: Michael Zelenty, General Counsel

Fax: (908) 959-0806

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 14. Notice and communications shall be effective when actually received by the addressee.

15.       Stockholders’ Agreement. Neither the adoption of the Plan nor the grant of the Stock Option pursuant to this Agreement shall restrict in any way the adoption of any amendment, supplement or other modification of the Stockholders’ Agreement in accordance with the terms of such agreement.

16.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law provisions, that would cause the law of another jurisdiction to apply.

17.       SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; SELECTION OF FORUM. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, IF SUBJECT MATTER JURISDICTION IN THAT COURT IS NOT AVAILABLE, IN ANY STATE COURT LOCATED WITHIN MANHATTAN, NEW YORK) (ANY SUCH COURT, THE “CHOSEN COURT”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT ANY CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL AND (V) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 14.

18.       Stock Option Subject to Plan and Stockholders’ Agreement. By entering into this Agreement, the Optionee agrees and acknowledges that (i) the Optionee has received and read a copy of the Plan and the Stockholders’ Agreement and (ii) the Stock Option is subject to the Plan and Stockholders’ Agreement, the terms and provisions of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan and/or the Stockholders’ Agreement, the term or provision contained in the Plan shall control over both the Stockholders’ Agreement and this Agreement. In the event of a conflict between any term or provision contained herein and a term or provision of the Stockholders’ Agreement, the term or provision contained in the Stockholders’ Agreement shall control over this Agreement.

19.       Certain Specific Acknowledgements. Without limiting the provisions of Section 6, 7, or 18, the Optionee acknowledges that the Stock Option is subject to Plan and Stockholders’ Agreement provisions under which (a) in certain circumstances an adjustment may be made to the number of shares of Common Stock underlying the Stock Option; and (b) the Committee has full discretion to interpret and administer the Plan and this Agreement and its judgments are final. This Agreement, the Plan, and the Stockholders’ Agreement, including all exhibits thereto, contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

20.       Successors. Except as otherwise provided hereunder, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.

21.	Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforceable as so modified.

22.	Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

23.	Amendment.

This Agreement may not be modified, amended or waived to the extent it would impair the rights of the Optionee, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. The Committee may, to the extent consistent with the terms of this Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Stock Option theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of the Optionee in respect of any Stock Option theretofore granted shall not to that extent be effective without the consent of the Optionee.

24.	Term.

The term of this Agreement is ten years from the Date of Grant, unless terminated prior to such date in accordance with the provisions herein.

25.	Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set the Optionee’s hand.

TEKNI-PLEX, INC.
By:
Name: Title: